                                                                   Exhibit 10.33

                            STOCK PURCHASE AGREEMENT



                                       by

                                      and

                                     among

                      PT MEDCO ENERGI INTERNASIONAL TBK.,

                           EEX INTERNATIONAL, INC.,

                                      and

                             ENSERCH FAR EAST LTD.





                             Dated: March 11, 2002

                               TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS.....................................................................   1
ARTICLE 2. PURCHASE AND SALE OF SHARES.....................................................   7
             2.1   Purchase and Sale of Shares.............................................   7
             2.2   Purchase Price..........................................................   7
             2.3   The Closing.............................................................   7
             2.4   Deliveries at the Closing...............................................   8
ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.......................   9
             3.1   Representations and Warranties of Seller................................   9
             3.2   Representations and Warranties of Buyer.................................  10
ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY...........................  11
             4.1   Corporate Status........................................................  11
             4.2   Power and Authority; Enforceability.....................................  11
             4.3   No Violation............................................................  12
             4.4   Brokers' Fees...........................................................  12
             4.5   Capitalization..........................................................  12
             4.6   Records.................................................................  12
             4.7   Company Subsidiaries....................................................  12
             4.8   Financial Statements....................................................  12
             4.9   Subsequent Events.......................................................  13
             4.10  Legal Compliance........................................................  14
             4.11  Tax Matters.............................................................  14
             4.12  Real Property...........................................................  14
             4.13  Contracts...............................................................  14
             4.14  Litigation..............................................................  15
             4.15  Employees...............................................................  15
             4.16  Employee Benefits.......................................................  16
             4.17  Permits.................................................................  16
             4.18  Environmental, Health and Safety Matters................................  16
             4.19  Foreign Corrupt Practices Act Compliance................................  16
             4.20  Certain Assets Used by the Company......................................  16
             4.21  Current Drilling Commitments............................................  16
             4.22  Bankruptcy..............................................................  17
             4.23  No Other Representations................................................  17
ARTICLE 5. PRE-CLOSING COVENANTS...........................................................  17
             5.1   General.................................................................  17
             5.2   Notices and Consents....................................................  17
             5.3   Operation of Business...................................................  18
             5.4   Full Access.............................................................  18
             5.5   Notice of Developments..................................................  19
             5.6   Affiliated Transactions.................................................  19
             5.7   Operation of Properties.................................................  19
             5.8   Commitments.............................................................  19

ARTICLE 6. POST-CLOSING COVENANTS............................................................  20
            6.1    General...................................................................  20
            6.2    Litigation Support........................................................  20
            6.3    Transition................................................................  20
            6.4    Taxes.....................................................................  21
ARTICLE 7. CLOSING CONDITIONS................................................................  22
            7.1    Conditions Precedent to Obligation of Buyer...............................  22
            7.2    Conditions Precedent to Obligation of the Seller Parties..................  23
ARTICLE 8. TERMINATION.......................................................................  23
            8.1    Termination of Agreement..................................................  23
            8.2    Effect of Termination.....................................................  24
ARTICLE 9. INDEMNIFICATION...................................................................  24
            9.1    Survival of Representations and Warranties................................  24
            9.2    Indemnification Provisions for Buyer's Benefit............................  25
            9.3    Indemnification Provisions for Seller's Benefit...........................  25
            9.4    Indemnification Claim Procedures..........................................  25
            9.5    Notice of Claim...........................................................  26
            9.6    Limitations on Indemnification Liability..................................  26
            9.7    Other Indemnification Provisions..........................................  27
ARTICLE 10. REPRESENTATION DEFECTS...........................................................  27
            10.1   Asserted Defects..........................................................  27
            10.2   Certain Adjustments to Purchase Price.....................................  28
            10.3   Arbitration...............................................................  29
ARTICLE 11. MISCELLANEOUS....................................................................  30
            11.1   Schedules.................................................................  30
            11.2   Entire Agreement..........................................................  30
            11.3   Successors................................................................  30
            11.4   Assignments...............................................................  31
            11.5   Notices...................................................................  31
            11.6   Binding Arbitration.......................................................  32
            11.7   Time......................................................................  33
            11.8   Counterparts..............................................................  33
            11.9   Headings..................................................................  33
            11.10  Governing Law.............................................................  34
            11.11  Amendments and Waivers....................................................  34
            11.12  Severability..............................................................  34
            11.13  Expenses..................................................................  34
            11.14  Construction..............................................................  34
            11.15  Incorporation of Exhibits and Schedules...................................  35
            11.16  Remedies..................................................................  35
            11.17  Electronic Signatures.....................................................  35

                                  ATTACHMENTS

                                   Exhibits

Exhibit A           Form of Adjusted Purchase Price Certificate
Exhibit B           Form of Seller's Officers' Certificate
Exhibit C           Form of Seller's Secretary's Certificate
Exhibit D           Form of Buyer's Officers' Certificate

                                   Schedules

Schedule 3.2(c)     Required Buyer Consents
Schedule 4.1        Company's Officers and Directors
Schedule 4.3        Required Company Consents
Schedule 4.8        Financial Statements
Schedule 4.9        Subsequent Events
Schedule 4.13       Contracts
Schedule 4.14       Litigation
Schedule 4.21       Current Drilling Commitments
Schedule 5.6        Surviving Affiliate Contracts
Schedule 5.8(e)     Budget
Schedule 7.1(d)     Sellers Parties' Closing Consents
Schedule 7.2(d)     Buyer Closing Consents

                           STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement"), dated March 11, 2002, is by and among (i) PT MEDCO ENERGI INTERNASIONAL TBK. ("Buyer"), (ii) EEX International, Inc., a Texas corporation ("Seller"), and (iii) Enserch Far East Ltd., a Cayman Islands company limited by shares and a wholly-owned subsidiary of Seller (the "Company" and, together with Seller, the "Seller Parties").

                                   RECITALS:

          A.   Seller owns all of the outstanding capital stock of the Company.

          B. Buyer desires to purchase from Seller all of the outstanding capital stock of the Company, and Seller desires to sell to Buyer all of the outstanding capital stock of the Company, in accordance with this Agreement's terms and conditions.

          C. Buyer and the Seller Parties (the "Parties") intend for the purchase and sale of the Shares (as defined) to be treated as a taxable purchase for tax purposes.

                                  AGREEMENT:

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, Buyer and each Seller Party agree as follows:

                                  ARTICLE 1.
                                  DEFINITIONS

          "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, or proceeding.

          "Adjustment Amount" is defined in Section 10.2(a).
                                            ---------------

          "Adjusted Purchase Price" is defined in Section 2.2(b).
                                                  --------------

          "Adjusted Purchase Price Certificate" is defined in Section 2.4(a)(i).
                                                              -----------------

          "AFEs" is defined in Section 4.9.
                               -----------

          "Affiliate" or "Affiliated" with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, "control" (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by contract or credit arrangements or otherwise.

          "Agreement" is defined in the preamble to this Agreement.

          "Asserted Defects" is defined in Section 10.1(a).
                                           ---------------

          "Balance Sheet Date" is defined in Section 4.8.
                                             -----------

          "Buyer" is defined in the preamble to this Agreement.

          "Buyer Controlled Tax Proceeding" is defined in Section 6.4(b)(i).
                                                          -----------------

          "Buyer Indemnified Parties" means Seller and its officers, directors, managers, employees, agents, representatives, controlling Persons, shareholder, and their Affiliates.

          "Claim Notice" is defined in Section 9.5.
                                       -----------

          "Closing" is defined in Section 2.3.
                                  -----------

          "Closing Date" is defined in Section 2.3.
                                       -----------

          "Code" means the Internal Revenue Code of 1986.

          "Commercially Reasonable Efforts" means efforts that are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the Transactions and that do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities that are customary and reasonable in nature and amount in the context of the Transactions.

          "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

          "Company" is defined in the preamble to this Agreement.

          "Consent" means any consent, approval, notification, waiver, or other similar Action that is necessary or convenient.

          "Controlling Party" is defined in Section 6.4(b)(ii).
                                            ------------------

          "Damages" means all damages, losses, liabilities, payments, amounts paid in settlement, obligations, fines, penalties, and other costs (including reasonable and necessary fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses) and other costs of litigation in connection with any Action.

          "Defect Date" is defined in Section 10.1(a).
                                      ---------------

          "Disputes" is defined in Section 11.6(a)
                                   ---------------

          "Encumbrance" means any security interest, contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction, including any material restriction on use, voting, transfer, receipt of income, or exercise of any other material attribute of ownership.

          "Enforceable" - a contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights of creditors, and general principles of equity.

          "Environmental Defect" means, with respect to the Property in question, (a) any hazardous substances stored or located on a Property in violation of any Orders or laws enacted by any Governmental Body of Indonesia; or (b) any such Property that has been cited by any Governmental Body of Indonesia for noncompliance with any existing regulations or Permits for protection of the environment governing such Property, to the extent that any of the foregoing arise out of or pertain to operations conducted by the Company on the Properties prior to the Closing Date; provided, however, that "Environmental Defects" shall not include risks that are inherent in normal, prudent oil and gas production and gathering operations in compliance with laws and regulations applicable to the Properties.

          "Environmental, Health, and Safety Requirements" means all Orders and laws enacted by any Governmental Body of Indonesia concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, processing, discharge, release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

          "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) any other direct equity ownership or participation in a Person.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or
(m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

          "Evaluation Date" means 7:00 AM, on September 30, 2001.

          "Expenses" means direct, out of pocket expenses incurred in the ownership and operation of the Properties, exclusive of any administrative or other general expenses.

          "Expiration Date" means December 31, 2001.

          "Financial Statements" is defined in Section 4.8.
                                               -----------

          "Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act of 1977.

          "Governmental Body" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

          "Indemnification Claim" is defined in Section 9.4.
                                                -----------

          "Indemnified Parties" means, individually and as a group, the Buyer Indemnified Parties and the Seller Indemnified Parties.

          "Indemnitor" means any Party having any liability to any Indemnified Party under this Agreement.

          "Interim Financial Statements" is defined in Section 4.8.
                                                       -----------

          "Knowledge" means with respect to (a) the Seller Parties, the actual conscious knowledge of the following individuals with no investigation other than owning and operating the Company in the historical course of their business: David Henderson, Joe Kilchrist, Al Smith and Bill Parker and (b) Buyer, the actual conscious knowledge of the following individuals with no investigation other than performing their duties for Buyer in the historical course of such duties: Hilmi Panigoro, Sugiharto and Rashid I Mangunkusumo.

          "Material Adverse Change (or Effect)" means a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, or business which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, or business.

          "Material Company Contract" means each of (a) the Production Sharing Contract, dated February 29, 1988, by and between PERTAMINA and Trend East Java Limited, for the exploration for and exploitation of hydrocarbons on the Tuban Block area, onshore Northeast Hava, Indonesia, and (b) the Participation Agreement, as amended, dated February 29, 1988, among Trend East Java Limited, TOTAL Tuban, the Company, and RSR (Tuban) Pty. Ltd., which governs all operations for the exploration for and exploitation of hydrocarbons on the Tuban Block area, onshore Northeast Java, Indonesia, through which the Company owns an undivided participating interest related to the Production Sharing Contract described in (a) above.

          "Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before any Governmental Body or arbitrator.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and its subsidiaries.

     "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

     "Parties" is defined in the preamble to this Agreement.

     "Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any law, or Governmental Body.

     "Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, unincorporated organization, or Governmental Body.

     "PERTAMINA" means Perusahaan Pertambangan Minyak Dan Gas Bumi Negara, an Indonesia State Enterprise established on the basis of Law No. 8/1971 of the Republic of Indonesia.

     "Properties" means, collectively, the properties subject of the Material Company Contracts, the wells and associated equipment located thereon, and all related properties, rights, and interests.

     "Property Records" means, collectively, (i) either Seller Party's production records, well files, maps, surveys, electric logs, seismic records, geological and geophysical data, together with all other files, third party contracts, documents, manuals and records, related to the Properties, other than until the Closing documents subject to the attorney-client privilege, and (ii) copies of either Seller Party's accounting and tax records pertaining to the Properties, including computer stored data and records.

     "Purchase Price" is defined in Section 2.2(a).
                                    --------------

     "Representation Defect" is defined in Section 10.1(a).
                                           ---------------

     "Representation Defect Amount" is defined in Section 10.1(a).
                                                  ---------------

     "Representation Defect Notice" is defined in Section 10.1(a).
                                                  ---------------

     "Schedules" means the Schedules to this Agreement.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933.

     "Seller" is defined in the preamble to this Agreement.

     "Seller Controlled Tax Proceeding" is defined in Section 6.4(b)(i).
                                                      -----------------

     "Seller Indemnified Parties" means Buyer and its officers, directors, managers, employees, agents, representatives, controlling Persons, and shareholders.

     "Seller Indemnified Parties Threshold Amount" is defined in Section
                                                                 -------
9.6(a)(ii).
----------

     "Seller Parties" is defined in the preamble to this Agreement.

     "Share" means any issued and outstanding share of the common stock, par value $1 per share, of the Company.

     "Straddle Tax Proceeding" is defined in Section 6.4(b)(i).
                                             -----------------

     "Substances" means all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum tax, including any interest, penalty, or addition thereto.

     "Tax Proceeding" is defined in Section 6.4(b)(i).
                                    -----------------

     "Termination Date" means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section 8.1
                                                                   -----------
(other than Section 8.1(b)).
            --------------

     "Transaction Documents" means this Agreement and any documents or instruments executed or entered into by any of the Parties in connection herewith.

     "Transactions" means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares by Seller to Buyer and Buyer's delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith; and (c) the performance by Buyer and Seller Parties of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

     "UNCITRAL" means the United Nations Commission on International Trade Law.

     "$" means the currency of the United States of America.

                                  ARTICLE 2.
                          PURCHASE AND SALE OF SHARES

     2.1   Purchase and Sale of Shares.

     On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Shares for the consideration specified in Section 2.2, free from Encumbrances, together
                                   -----------
with all rights, titles and interests now or hereafter attaching to them at the Closing.

     2.2   Purchase Price.

           (a) The purchase price for the Shares is $33,986,516.95 (the "Purchase Price").

           (b) Purchase Price Adjustments. The Purchase Price will be subject to the following adjustments (as adjusted, the "Adjusted Purchase Price"):

                (i) The Purchase Price will be reduced by the Adjustment Amount to the extent such adjustments with respect thereto have been asserted prior to the Defect Date as provided in Article 10.
                                                            ----------

                (ii) The Purchase Price will be decreased by the amount of all proceeds received by the Company (without duplication) attributable to the period from the Evaluation Date up to (and including) the Closing Date that are derived from the sale of Substances produced from the Properties and sold on or after the Evaluation Date, less applicable production, severance and other similar Taxes, royalties, overriding royalties and other burdens.

                (iii) The Purchase Price will be increased by the amount of cash calls from the operator of the Properties which are attributable to the period from the Evaluation Date up to (and including) the Closing Date and are incurred in a manner consistent with the representations and covenants of the Seller Parties contained herein.

                (iv) The Purchase Price will be reduced by the amount of $20,000. This amount is attributable to the cash balance in the Company's checking account.

     2.3   The Closing.

     The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Waterous & Co., 5 Mount Street, Mayfair, London, England, WIK 3NE, commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date or place as Buyer and Seller may mutually determine (the "Closing Date").

     2.4   Deliveries at the Closing.

     At the Closing:

           (a)   Seller will deliver to Buyer:

                 (i) An officer's certificate, substantially in the form of Exhibit A, duly executed on Seller's behalf, which shall set forth
           ---------
           the Adjusted Purchase Price (the "Adjusted Purchase Price Certificate").

                 (ii) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers).

                 (iii) An officers' certificate, substantially in the form of Exhibit B, duly executed on Seller's behalf, as to whether each
           ---------
           condition specified in Sections 7.1(a)-7.1(d) has been satisfied in
                                  ----------------------
           all respects.

                 (iv) A secretary's certificate, substantially in the form of Exhibit C, duly executed on Seller's behalf.

                 (v) Certified resolutions of the directors and the shareholders of the Company authorizing the registration in the Company's register of shareholders of each transfer relating to the Shares and of the Buyer as the holder of the Shares.

                 (vi) A resignation letter, effective as of the Closing Date, from each of the Company's directors and officers and each member the Company appointed to the operating committee for each project in which the Company may appoint such a member, which resignation in the case of officers and directors shall include a statement from such individual acknowledging that he or she has no claim against the Company for wrongful termination.

                 (vii) The Property Records (which delivery will be made in Houston, Texas) and an inventory thereof in a form reasonably satisfactory to Buyer and Seller.

                 (viii) Any powers of attorney (or other evidence of authority) under which any transfer or documents are executed on behalf of Seller or any nominee of Seller.

                 (ix) The original Organizational Documents of the Company, certified by the appropriate Cayman Islands authority where applicable.

                 (x) The Company's register of shareholders and all other minute or record books of the Company.

                 (xi)   The Company's official seal.

           (b)   Buyer will deliver to Seller:

                     (i) The Adjusted Purchase Price, by wire transfer to Southwest Bank of Texas, N.A., ABA # :113011258, Cr: EEX Corporation, account:297895; Swift Code: SWBKUS44.

                     (ii) An officers' certificate, substantially in the form of Exhibit D, duly executed on Buyer's behalf, as to whether each
                 ---------
              condition specified in Section 7.2(a)-7.2(d) has been satisfied in
                                     ---------------------
              all respects.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                           CONCERNING THE TRANSACTION

       3.1    Representations and Warranties of Seller.

       Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and
     -----------
will be correct and complete as of the Closing Date (as though made then, except as expressly provided in a representation or warranty, and as though the Closing Date were substituted for the date of this Agreement throughout this Section
                                                                     -------
3.1).
---

              (a) Status of Seller. Seller is an entity duly created, formed or organized, validly existing, and in good standing under the laws of the jurisdiction of its creation, formation, or organization.

              (b) Power and Authority; Enforceability. Seller has the relevant entity power and authority to execute and deliver each Transaction Document to which Seller is a party, and to perform and consummate the Transactions. Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of Seller's obligation's thereunder, and the consummation of the Transactions. Each Transaction Document to which Seller is a party has been duly authorized, executed, and delivered by, and is Enforceable against, Seller.

              (c) No Violation. The execution and the delivery by Seller of the Transaction Documents to which Seller is a party and the performance and consummation of the Transactions by Seller will not (i) breach any law or Order to which Seller is subject or provision of its Organizational Documents, (ii) breach any material contract, Order, or Permit to which Seller is a party or by which Seller is bound or to which any of Seller's assets is subject, or (iii) require any Consent, except
       (A) any SEC and other filings required to be made by Buyer, and (B) any notifications or filings to, or consents from, PERTAMINA.

              (d) Brokers' Fees. Seller has no liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer or the Company could become directly or indirectly liable.

              (e) Shares; Seller Information. Seller holds of record and owns beneficially all of the Shares, free and clear of any Encumbrances (other than any restrictions under the Securities Act, state securities laws, and Cayman Islands' securities laws). Seller is not a party to any contract that could require Seller to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement). Seller is not a party to any other contract with respect to the Shares.

       3.2    Representations and Warranties of Buyer.

       Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and
     -----------
will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3.2).
-----------

              (a) Entity Status. Buyer is an entity duly created, formed or organized, validly existing and in good standing under the laws of the jurisdiction of its creation, formation or organization. There is no pending or, to Buyer's Knowledge, threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

              (b) Power and Authority; Enforceability. Buyer has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is a party has been duly authorized, executed and delivered by, and is Enforceable against, Buyer.

              (c)    No Violation. Except as set forth on Schedule 3.2(c) the
                                                          ---------------
       execution and delivery by Buyer of the Transaction Documents to which Buyer is party and the performance and consummation of the Transactions by Buyer will not (i) breach any law or Order to which Buyer is subject or any provision of its Organizational Documents; (ii) breach any material contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject; or (iii) require any Consent, except (A) any SEC and other filings required to be made by Buyer, and (B) any notifications or filings to, or consents from, PERTAMINA.

              (d) Brokers' Fees. Buyer has no liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which either Seller Party could become liable.

              (e)    Company Review.

                     Buyer:

                     (i) Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares contemplated hereby, and that Buyer is able to bear the economic risk of such investment indefinitely.

                     (ii) Has (i) had the opportunity to meet with representative officers and other representatives of the Company to discuss its business, assets, liabilities, financial condition, cash flow, and operations, and (ii) received all materials, documents and other information that it deems necessary or advisable to evaluate the Shares and the Transactions.

                     (iii) Has made its own independent examination, investigation, analysis and evaluation of the Shares, including its own estimate of the value of the Shares.

                     (iv) Has undertaken such due diligence (including a review of the Company's assets, properties, liabilities, books, records, and contracts) as it deems adequate, including that described above.

       Nothing in this Section 3.2(e) will preclude Buyer from relying on the
                       --------------
representations, warranties, covenants, and agreements of the Seller Parties herein or from pursuing its remedies with respect to a breach thereof.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

       Each Seller Party, jointly and severally, represents and warrants to Buyer that the statements contained in this Article 4 are correct and complete
                                            ---------
as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the
                                       ---------
Schedules the Seller Parties have delivered to Buyer on the date hereof.

       4.1    Corporate Status.

       The Company is an entity duly created, formed or organized, validly existing, and in good standing under the laws of the jurisdiction of its creation, formation, or organization. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has the requisite entity power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. Schedule 4.1 lists the Company's directors
                                   ------------
and officers. Seller has delivered to Buyer correct and complete copies of the Company's Organizational Documents, as amended to date. The Company is not in breach of any provision of its Organizational Documents.

       4.2    Power and Authority; Enforceability.

       The Company has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The Company has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which the

Company is party has been duly authorized, executed, and delivered by, and is Enforceable against, the Company.

       4.3    No Violation.

       Except as listed on Schedule 4.3, the execution and the delivery of the
                           ------------
applicable Transaction Documents by the Company and the performance of its obligations hereunder and thereunder, and consummation of the Transactions by the Company will not (a) breach any law or Order to which the Company is subject or any provision of the Organizational Documents of the Company; or (b) breach any material contract (including the Material Company Contracts), Order, or Permit to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any material Encumbrance upon any of its assets); or (c) require any Consent, except any notifications or filings to, or consents from, PERTAMINA.

       4.4    Brokers' Fees.

       The Company has no liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer or the Company could become directly or indirectly liable.

       4.5    Capitalization.

       The Company's authorized Equity Interests consist of 850,000 shares of common stock, par value $1 per share, of which 100 shares are issued and outstanding and 0 shares are held in treasury. All of the Company's issued and outstanding shares: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable Cayman Islands, state, and federal securities laws, (c) were not issued in breach of any Commitments, and (d) are held of record and owned beneficially by Seller. The Company has no Commitments outstanding and has no obligation to issue any Commitments. No additional Commitments will arise in connection with the Transactions. There are no contracts with respect to the voting or transfer of the Company's Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

       4.6    Records.

       The copies of the Company's Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date hereof. The Company's minute books and other records have been made available to Buyer for review.

       4.7    Company Subsidiaries.

       The Company owns no and has never owned any Equity Interests in any Person.

       4.8    Financial Statements.

       Set forth on Schedule 4.8 are the following financial statements
                    ------------
(collectively, the "Financial Statements"):

              (a) unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2000 and December 31, 2001 (December 31, 2001 being the "Balance Sheet Date") for the Company; and

              (b) unaudited balance sheets and statements of income (the "Interim Financial Statements") as of and for the nine months ended the Evaluation Date for the Company.

       The Financial Statements have been prepared based on the books and records of the Company and information from the operator of the Properties on a fair and reasonable basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods and are consistent with the books and records of the Company and information from the operator of the Properties; provided, however, that the Financial Statements lack footnotes and other presentation items necessary for a complete understanding. Since the Balance Sheet Date the Company has not effected any change in any method of accounting or accounting practice.

       4.9    Subsequent Events.

       Except as set forth in Schedule 4.9, since the Balance Sheet Date, the
                              ------------
Company has been operated in the Ordinary Course of Business (except for activities pursuant to authorities for expenditures ("AFEs") contemplated in
Section 4.21), and except as would not have a Material Adverse Effect, none of
------------
the following has occurred:

              (a) The Company has not sold, leased, transferred, or assigned any assets other than for a fair consideration in the Ordinary Course of Business, or for sales of Substances produced from the Properties in the Ordinary Course of Business.

              (b) The Company has not entered into any contract (or series of related contracts).

              (c) The Company has not made any capital expenditure (or series of related capital expenditures).

              (d) The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person.

              (e) The Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any liability for borrowed money or any capitalized lease contract.

              (f) The Company has not canceled, compromised, waived, or released any Action (or series of related Actions).

              (g) There has been no change made or authorized to be made to the Organizational Documents of the Company.

              (h) The Company has not issued, sold, or otherwise disposed of any of its Equity Interests.

              (i) The Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties.


       4.10   Legal Compliance.

       Except as would not cause a Material Adverse Effect, to Seller's Knowledge, (i) the Company and its respective predecessors has complied with all applicable laws, and (ii) no Action is pending or threatened against it alleging any failure to so comply. Except as would not cause a Material Adverse Effect, to Seller's Knowledge, the ownership and operation of the Properties has been in conformity with all laws relating to such Properties.

       4.11   Tax Matters.

       The Company is not subject to any liabilities for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the Interim Financial Statements or those incurred since the Evaluation Date in the Ordinary Course of Business. The Company has duly filed or caused to be filed when due all Tax reports and returns in connection with and in respect of its business and assets, and has timely paid and discharged all amounts shown as due thereon. The Company has made available to Buyer accurate and complete copies of all of its Tax reports and returns for all periods, except those periods for which returns are not yet due. The Company has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any contract now in effect extending the period for assessment or collection of any Taxes against it. There are no Encumbrances for Taxes upon, pending against or, to Seller's Knowledge, threatened against, any asset of the Company. The Company is not subject to any Tax allocation or sharing contract.

       4.12 Real Property.

       Except for the Properties, the Company does not own or lease any real property.

       4.13   Contracts.

              (a)    Schedule 4.13 lists the following contracts to which the
                     -------------
       Company is a party:

                     (i) Any contract (or group of related contracts) for the lease of personal property to or from any Person providing for lease payments.

                     (ii) Any contract to sell, lease, farmout or otherwise dispose of any of its interests in any of the Properties other than conventional rights of reassignment.

                     (iii) Any option to purchase or call on the Substances produced from the Properties.

                     (iv) Any contract (or group of related contracts) under which it has created, incurred, assumed, or guaranteed any liability for borrowed money or any capitalized lease, or under which it has imposed or suffered to exist a material Encumbrance on any of its assets.

                     (v) Any contract with Seller or any Affiliates of Seller other than the Company.

                     (vi) Any other contract (or group of related contracts) the performance of which involves receipt or payment of consideration in excess of $10,000.

              (b) Seller has delivered to Buyer a correct and complete copy of each Material Company Contract (as amended to date). With respect to each Material Company Contract:

                     (i) The Material Company Contract is Enforceable against the Company.

                     (ii) The Material Company Contract will continue to be Enforceable against the Company on identical terms following the consummation of the Transactions.

                     (iii) The Company is not in breach of such Material Company Contract, and to Seller's Knowledge, no event has occurred that, with notice or lapse of time, would constitute a breach under the Material Company Contract.

                     (iv) To Seller's Knowledge, no party to the Material Company Contract has repudiated any provision of the Material Company Contract.

       4.14   Litigation.

       Schedule 4.14 sets forth each instance in which the Company (a) is
       -------------
subject to any outstanding Order or (b) is a party to, the subject of, or, to Seller's Knowledge, is threatened to be made a party to or the subject of any Action. No Action required to be set forth in Schedule 4.14 questions the
                                              -------------
Enforceability of this Agreement or the Transactions, or would reasonably be expected to result in any Material Adverse Change with respect to the Company, and to Seller's Knowledge, no such Action has been threatened against the Company.

       4.15   Employees.

       The Company does not have and has never had any employees.

       4.16   Employee Benefits.

       With respect to the employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) sponsored, maintained or contributed to by Seller or any ERISA Affiliate, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company could, directly or indirectly, be subject to any liability under ERISA or the Code.

       4.17   Permits.

       To Seller's Knowledge, the Company or the operator of the Properties possesses all Permits required to be obtained for its business and operations.

       4.18   Environmental, Health and Safety Matters.

       Notwithstanding any other provision in this Agreement, the Seller Parties make no representations or warranties with respect to Environmental, Health and Safety Requirements. All matters concerning Environmental Defects are addressed exclusively in Sections 10.1 through 10.3 of this Agreement.
               -------------         ----

       4.19   Foreign Corrupt Practices Act Compliance.

       Neither Seller Party has, directly or indirectly, in connection with the Company's business, made or agreed to make any payment to any Person connected with or related to any Governmental Body, except payments or contributions required or allowed by applicable law. The internal accounting controls and procedures of the Company are sufficient to cause the Company to comply with the Foreign Corrupt Practices Act.

       4.20   Certain Assets Used by the Company.

       Neither Seller nor any of Seller's Affiliates (other than the Company) own any asset that is used in the Company's business.

       4.21   Current Drilling Commitments.

       Schedule 4.21 contains a complete and accurate list as of the date hereof
       -------------
of (a) all AFEs to drill or rework wells or for capital expenditures pursuant to any contract to which the Company is a party or by which any of the Properties is bound that any Person has proposed on or after the Evaluation Date, whether or not accepted by the Company or any other Person; (b) all AFEs and commitments to drill or rework wells or for other capital expenditures pursuant to any such contracts for which all of the activities anticipated in such AFEs or commitments have not been completed and paid for by the date hereof; (c) any wells located on the Properties or lands pooled or unitized therewith which have been abandoned; and (d) any material items of equipment removed from the Properties, other than those replaced by items of equal suitability and value.

       4.22   Bankruptcy.

       No steps have been taken for the appointment of an administrator, judicial manager or receiver with respect to any part of the Properties or any undertaking of the Company. To Seller's Knowledge, there are no circumstances that would entitle any Person to succeed in winding up the Company or in obtaining the appointment of a receiver, manager, trustee, judicial manager or similar officer with respect to any part of the Properties or undertakings of the Company.

       4.23   No Other Representations.

       Except as and to the extent set forth in this Agreement, neither Seller Party makes any representations or warranties whatsoever (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to Buyer and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of either Seller Party). Without limiting the foregoing, no representation or warranty is made with respect to the information included in the Information Memorandum dated October, 2001, or any supplement or amendment thereof or other information provided in connection with the solicitation of proposals to acquire the Shares, such information being provided for Buyer's convenience to assist it in framing its due diligence.

                                   ARTICLE 5.
                              PRE-CLOSING COVENANTS

       The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination
Date:

       5.1    General.

       Each Party will use its Commercially Reasonable Efforts to take all Actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in Article 7).
         ---------

       5.2    Notices and Consents.

       (a) Each Seller Party will give any notices to third parties, and will use its Commercially Reasonable Efforts to obtain any third party Consents listed on Schedule 4.3, or that Buyer reasonably may otherwise request in
          ------------
connection with the matters referred to in Sections 3.1(c) and 4.3. Each Seller
                                           ---------------     ---
Party will give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any Consents of Governmental Authorities, if any, required pursuant to any applicable law in connection with the Transactions including in connection with the matters referred to in Sections 3.1(c) and 4.3.
             ---------------     ---

              (b) Buyer will give any notices to third parties, and will use its Commercially Reasonable Efforts to obtain any third party consents listed on Schedule 3.2(c), or that Seller reasonably may otherwise
                 ---------------
       request in connection with the matters referred to in Section 3.2(c).
                                                             --------------
       Buyer will give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by Seller pursuant to any applicable law in connection with the Transactions including in connection with the matters referred to in Section 3.2(c).
                                                               --------------

       5.3    Operation of Business.

       The Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9. Subject to compliance with applicable law, from the date hereof
   -----------
until the earlier to occur of the Closing or the Termination Date, the Seller Parties will confer on a regular and frequent basis with one or more representatives of Buyer to report on operational matters and the general status of the Company's ongoing business, operations and finances and will promptly provide to Buyer or its representatives copies of all material filings they make with any Governmental Body during such period.

       5.4    Full Access.

              (a) The Company will permit representatives of Buyer (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, contracts, and documents pertaining to the Company and will furnish copies of all such books, records, contracts and documents and all financial, operating and other data, and other information as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 5.4 will affect any representations or warranties made
            -----------
       herein or the conditions to the Parties' obligations to consummate the Transactions.

              (b)    Notwithstanding Section 5.4(a), Buyer acknowledges that the
                                     --------------
       Company does not operate the Properties and that, despite its Commercially Reasonable Efforts, it may not be able to provide access to the Properties. The Seller Parties will not be obligated to provide Buyer with access to any Property Records or other data that (i) consist of any evaluations by either Seller Party or pertaining to either Seller Party or their Affiliates, (ii) are unrelated to the Company, (iii) the Seller Parties cannot legally provide to Buyer without breaching confidentiality contracts with other Persons, of which the Seller Parties are not able to obtain waivers using their Commercially Reasonable Efforts, or (iv) are subject to the attorney-client privilege. At Buyer's request, such Seller Party will use its Commercially Reasonable Efforts to obtain such waivers or consents as may be required for Buyer to have access to such documents, but will not be required to incur any material expenses in connection therewith.

     5.5 Notice of Developments.

     The Seller Parties will give prompt written notice to Buyer of any development occurring after the date of this Agreement, or any item about which such Person did not have Knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 3.1 or Article 4. Buyer will give prompt written
                  -----------    ---------
notice to Seller of any development occurring after the date of this Agreement, or any item about which such Person did not have Knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a breach of any of the representations and warranties in Section 3.2. Except as set forth in
                                         -----------
Section 9.2(a) or Section 9.3(a), no disclosure by any Party pursuant to this
--------------    --------------
Section 5.5 will be deemed to amend or supplement the Schedules or to prevent or
-----------
cure any misrepresentation or breach of any representation, warranty, or covenant.

     5.6 Affiliated Transactions.

     Except as disclosed on Schedule 5.6, the Seller Parties will cause all
                            ------------
contracts and transactions by and between Seller or any Affiliate of Seller and the Company to be terminated effective as of the Closing, without any material cost or continuing obligation to the Company or Buyer.

     5.7 Operation of Properties.

     The Seller Parties will take such steps as would a prudent non-operator to cause the operator to continue the routine operation of the Properties in the Ordinary Course of Business as would a prudent operator.

     5.8 Commitments.

          (a) The Company will not expend any funds, or make any commitments to expend funds or enter into any contract that would obligate the Company to expend funds, or otherwise incur any other liabilities, in connection with owning or operating the Properties after the date hereof, other than routine expenses incurred in the normal operation of the existing wells on the Properties.

          (b) The Company will not abandon, or consent to abandoning, any wells located on the Properties that are (or with the expenditure of funds would be) capable of producing in paying quantities, or take any other steps that represent a substantial departure from the Properties' current operational status.

          (c) The Company will not propose to drill any additional wells, or propose to deepen, plug back, or rework any existing wells, or propose to conduct any other operations that require consent under the applicable operating contract, or propose to conduct any other operations other than the normal operation of the existing wells on the Properties, or propose to abandon any wells on the Properties.

          (d) The Seller Parties will advise Buyer within three business days of any proposals with respect to Section 5.8(a) that third parties make and
                                   --------------
     Buyer will advise the applicable Seller Party of the action Buyer desires such Party to take within three business days of such notice. The appropriate Seller Party will respond to each such proposal in the manner Buyer requests. Any matter to which Buyer consents under this Section 5.8
                                                                   -----------
     will not be deemed to be an Asserted Defect under Article 10.
                                                       ----------

          (e) Set forth in Schedule 5.8(e) is the calendar year 2002 budget
                           ---------------
     proposed by the operator of the Properties. The 2002 budget has not yet been approved by the Company as provided in the Material Company Contracts.

                                   ARTICLE 6.
                             POST-CLOSING COVENANTS

     The Parties agree as follows with respect to the period following the
Closing:

     6.1  General.

     In case at any time after the Closing any further action is necessary or reasonably desirable to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party's sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article 9). After the Closing Buyer
                                           ---------
will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, except for data that (i) consist of any evaluations by Seller or pertaining to either Seller Party or their Affiliates, (ii) are unrelated to the Company, (iii) the Seller Parties cannot legally provide to Buyer without breaching confidentiality contracts with other Persons, of which the Seller Parties are not able to obtain waivers using their Commercially Reasonable Efforts, or (iv) are subject to the attorney-client privilege of Seller and not the Company.

     6.2  Litigation Support.

     So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each other Party will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under
Article 9).
---------

     6.3  Transition.

     Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, joint interest owner, production purchaser, supplier, or other business associate of the Company from maintaining at least as favorable business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

     6.4 Taxes.

          (a) Seller shall be responsible for the preparation and filing of all Tax returns of the Company relating to taxable periods ending on or before the Balance Sheet Date, and Buyer shall be responsible for the preparation and filing of all Tax returns of the Company for taxable periods ending after the Balance Sheet Date. In the event of a Tax period beginning on or before the Balance Sheet Date and ending after the Balance Sheet Date, Buyer shall be responsible for the preparation and filing of Tax returns relating thereto; provided that Buyer shall keep Seller apprised of all matters with respect to such returns and shall allow Seller to review and comment on such returns prior to the filing thereof.

          (b) (i) Upon Buyer's receipt of notice of any audit, examination, determination or other proceeding concerning Taxes relating to the Company, the Properties or the Substances ("Tax Proceeding"), Buyer shall promptly give Seller written notice thereof if the Tax Proceeding relates to a period ending on or before the Balance Sheet Date ("Seller Controlled Tax Proceeding") or a period beginning on or prior to the Balance Sheet Date and ending after the Closing Date ("Straddle Tax Proceeding"). In the case of a Seller Controlled Tax Proceeding, Seller shall have sole authority and control over the conduct and settlement of such Tax Proceeding. If the Tax Proceeding relates to a period beginning after the Balance Sheet Date, Buyer shall have the sole authority and control over the conduct and settlement of such Tax Proceeding ("Buyer Controlled Tax Proceeding"). If a Tax Proceeding is a Straddle Tax Proceeding, then Buyer and Seller shall have joint authority and control over the Tax Proceeding. The authority granted to Buyer and/or Seller pursuant to this Section
                                                                        -------
          6.4(b)(i) includes the authority to initiate any claim for a refund,
          ---------
          file any amended Tax return or take any other action reasonably deemed appropriate by such party(ies) with respect to such Tax Proceeding.

              (ii) In the case of a Seller Controlled Tax Proceeding or a Buyer Controlled Tax Proceeding, the party that is not controlling the conduct and settlement of such Tax Proceeding shall, at the request of the other party (the "Controlling Party"), do all things reasonably requested by the Controlling Party, including executing powers of attorney or other documents, to enable the Controlling Party to take actions with respect to such Tax Proceeding pursuant to Section
                                                                  -------
          6.4(b)(i).
          ----------

              (iii) This Section 6.4(b) shall only apply in cases where Buyer
                         --------------
          may pursue indemnification from Seller under Section 9.2.
                                                       ------------

          (c) Buyer shall cause the Company to:

              (i) (A) Retain, until the expiration of the statutes of limitation for Tax audits (including any extensions thereof), records of each cost incurred under any Material Company Contract since its inception until the Closing Date and the Tax classification of each such cost, and (B) provide to Seller, at the cost estimated as of the Evaluation Date, all such records and all other records and information for all Tax periods or portions thereof commencing on or before the Closing Date.

              (ii) At Seller's request, provide to Seller information relating to any final determination of any Tax Proceeding that affects any amount required to be shown on any Tax return of the Company for Tax periods or portions thereof commencing on or before the Closing Date;

              (iii) (A) Retain until the expiration of all applicable statutes of limitations (including any extensions thereof) copies of all Tax returns, supporting working schedules and other records or information relating to all Tax periods or portions thereof commencing on or before the Closing Date, and (B) at any time thereafter, prior to destroying or otherwise disposing of such records, provide Seller with a reasonable opportunity to review and copy them.

                                   ARTICLE 7.
                               CLOSING CONDITIONS

     7.1 Conditions Precedent to Obligation of Buyer.

     Buyer's obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below.

          (a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Section 3.1 and Article 4 must have been accurate
                               -----------     ---------
     and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement and must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules.

          (b) Compliance with Obligations. Each Seller Party must have performed and complied with all of its covenants to be performed or complied with at or prior to the Closing (singularly and in the aggregate) in all material respects.

          (c) No Adverse Litigation. There must not be pending or threatened any Action by or before any Governmental Body, arbitrator, or mediator which will seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions.

          (d) Consents. The Seller Parties must have obtained all of the Consents listed on Schedule 7.1(d).
                        ---------------

     7.2  Conditions Precedent to Obligation of the Seller Parties.

     The obligation of the Seller Parties to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below.

          (a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Section 3.2 must have been accurate and complete
                               -----------
     in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date.

          (b) Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing (singularly and in the aggregate) in all material respects.

          (c) No Order or Injunction. There must not be pending or threatened any Action by or before any Governmental Body, arbitrator, or mediator which will seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions.

          (d) Consents. Buyer must have obtained all of the Consents listed on
     Schedule 7.2(d).
     ---------------

                                   ARTICLE 8.
                                  TERMINATION

     8.1  Termination of Agreement.

          The Parties may terminate this Agreement as provided below:

          (a) Buyer and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

          (b) Buyer or Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice will not have caused such failure to close;

          (c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if either Seller Party has breached any representation, warranty, or covenant contained in this Agreement in any material respect; provided, however, that the failure of the Seller Parties to obtain the consents required under Schedules 4.3 and 7.2(d)
                                                   -------------     ------
     prior to the Closing will not permit Buyer to terminate this Agreement under this Section 8.1(c) so long as the Seller Parties obtain such
                --------------
     consents within 90 days after the Closing; or

          (d) Buyer or Seller may terminate this Agreement if the Representation Defect Amount (as defined in Section 10.1(a)) is greater than 20% of the
                                  ---------------
     Purchase Price; or

          (e) Seller may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect.

     8.2 Effect of Termination.

          (a) Except for the obligations under this Article 8 and Article 11, if
                                                    ---------     ----------
     this Agreement is terminated under Section 8.1, then, except as provided in
                                        -----------
     this Section 8.2 all further obligations of the Parties under this
          -----------
     Agreement will terminate.

          (b) If Buyer or Seller terminate this Agreement pursuant to Section
                                                                      -------
     8.1(c) or 8.1(d), as the case may be, then the rights of the non-breaching
     -----     ------
     Party(ies) to pursue all legal remedies for Damages such Party suffer will survive such termination unimpaired and no election of remedies will have been deemed to have been made.


          (c) Upon the termination of this Agreement, whether under Section
                                                                    -------
     8.1(a) or 8.1(b), Seller will be free to sell the Shares (or any portion
     ------    ------
     thereof) to any other Person without any limitation under or because of this Agreement. Buyer will cooperate with Seller in effectuating any such sale and will promptly execute any instrument evidencing the termination of Buyer's right to acquire the Shares as Seller may reasonably request.
     Buyer will also immediately return to Seller all data and other information (and all copies thereof and analysis therefrom) furnished to Buyer by or on behalf of Seller in connection with this transaction.

                                   ARTICLE 9.
                                 INDEMNIFICATION

     9.1 Survival of Representations and Warranties.

          (a) Each representation and warranty of Seller contained in Section
                                                                      -------
     3.1 and any certificate related to such representations and warranties will
     ---
     survive the Closing and will continue in full force and effect forever. Each representation and warranty of either Seller Party contained in
     Article 4 and any certificate related to such representations and
     ---------
     warranties will survive the Closing and continue in full force and effect for one year thereafter, except (i) the representations and warranties set forth in Sections 4.4, 4.11, and 4.16, which will survive the Closing and
              ------------  ----      ----
     continue in full force and effect until the applicable statute of limitations expires (or for 15 years if there is no applicable statute of limitations), and (ii) the representations and warranties set forth in Sections 4.1, 4.2, and 4.5, which will survive the Closing and will
     ------------  ---      ---
     continue in full force and effect forever.

          (b) Each representation and warranty of Buyer contained in Section 3.2
                                                                     -----------
     and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect forever.

     9.2 Indemnification Provisions for Buyer's Benefit.

     Seller will indemnify and hold the Seller Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

          (a) Any breach of any representation or warranty either Seller Party has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than any such breach that is disclosed in a supplement to the Schedules delivered under Section 5.5, as having caused a condition
                                      -----------
     specified in Article 7 not to be satisfied.
                  ---------

          (b) Any breach by either Seller Party of any covenant or obligation of either Seller Party in this Agreement.

     9.3 Indemnification Provisions for Seller's Benefit.

     Buyer will indemnify and hold the Buyer Indemnified Parties harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

          (a) Any breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than any such breach that is disclosed in a supplement to the Schedules delivered under Section 5.5, as having caused a condition
                               -----------
     specified in Section 7.2 not to be satisfied.
                  -----------

          (b) Any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

          (c) Any Taxes for which the Company may become liable attributable to its assets business or operations for the time after the Evaluation Date.

     9.4 Indemnification Claim Procedures.

          (a) If any third party notifies any Indemnified Party with respect to the commencement of any Action that may give rise to a claim for indemnification against any Indemnitor under this Article 9 (an
                                                       ---------
     "Indemnification Claim"), then the Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will relieve the Indemnitor of any liability that it may have to the Indemnified Party to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party's failure to give such notice.

          (b) An Indemnitor will have the right at any time to assume and thereafter conduct the defense of the Indemnification Claim with counsel of the Indemnitor's choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably).

          (c) Unless and until an Indemnitor assumes the defense of the Indemnification Claim as provided in Section 9.4(b), the Indemnitor may
                                          --------------
     defend against the Indemnification Claim in any manner the Indemnitor reasonably may deem appropriate.

          (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably).

          (e) Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

     9.5 Notice of Claim.

     A Party having Knowledge of an event or condition that may cause such Party to be Damaged, which event or condition gives or could give rise to a claim for indemnification under this Article 9, shall promptly notify each other Party
                           ---------
thereof in writing (a "Claim Notice"). The Claim Notice shall contain a brief description of the nature of the Damages suffered and, if practicable, an aggregate dollar value estimate of the Damages suffered. Failure to provide a Claim Notice with respect to such an event or condition within 30 days of the occurrence of such event or condition will constitute a waiver of any such claim.

     9.6 Limitations on Indemnification Liability.

          (a) With Respect to Claims by the Seller Indemnified Parties. Any claims the Seller Indemnified Parties make under this Article 9 will be
                                                           ---------
     limited as follows:

               (i) Ceiling. Seller's aggregate liability for Damages under this
                   -------
          Agreement related to breaches of the representations, warranties, and covenants herein will not exceed an amount equal to 50% the Purchase Price.

               (ii) Basket. Seller will have no liability for Damages related to
                    ------
          breaches of the representations, warranties, and covenants in this Agreement unless and until the aggregate Damages claimed under Section
                                                                         -------
          9.2 exceeds 2 1/2% of the Purchase Price (the "Seller Indemnified
          ---
          Parties Threshold Amount");

          provided, however, once such amount exceeds the Seller Indemnified Parties Threshold Amount, the Seller Indemnified Parties will be entitled to recover all amounts to which they are entitled in excess of the Seller Indemnified Parties Threshold Amount.

          (b) With Respect to Claims by the Buyer Indemnified Parties. Any claims the Buyer Indemnified Parties make under this Article 9 will be
                                                          ---------
     limited as follows:

               (i) No Impleading. Buyer agrees that it will not, and it will
                   -------------
          cause its Affiliates to not, implead, or cause to be impleaded, Seller or any of its Affiliates in any Action arising from owning or operating the Company.

               (ii) The Parties acknowledge that substantial negotiations occurred with respect to the value of (i) the "current assets" of the Company. Accordingly, notwithstanding the representations made in
          Section 4.8 or otherwise, no indemnity will be available under this
          -----------
          Agreement or otherwise if the Company collects different amounts with respect to such items than the amounts reflected in the Financial Statements.

          (c) With Respect to Claims by any Indemnified Party. Any claims any Indemnified Party makes under this Article 9 will be limited as follows:
                                        ---------

              (i)   Reduction for Insurance Claims. The amount required to be
                    ------------------------------
          paid for Damages will be reduced to the extent of any amounts an Indemnified Party actually receives pursuant to the terms of the insurance policies (if any) covering such Indemnification Claim.

              (ii)  Exclusion of Certain Types of Damages. All indemnification
                    -------------------------------------
          obligations under this Article 9 will be limited to actual Damages and
                                 ---------
          will exclude incidental, consequential, lost profits, indirect, punitive, or exemplary Damages.

     9.7 Other Indemnification Provisions.

          (a) This Article 9 contains the sole and exclusive remedy for any
                   ---------
     claim against Buyer or either Seller Party with respect to claims under this Agreement after the Closing (other than under Section 2.2).
                                                        -----------

          (b) A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

                                  ARTICLE 10.
                             REPRESENTATION DEFECTS

     10.1 Asserted Defects.

          (a) If, in the course of its review of the Company and the Properties in accordance with Section 5.4, Buyer discovers any Environmental Defects
                        -----------
     or items,
     occurrences, or circumstances which would constitute a breach of any representation or warranty set forth in Article 4 (collectively,
                                             ---------
     "Representation Defects"), Buyer may, on or before March 22, 2002 (the "Defect Date"), assert any such Representation Defects by giving Seller written notice of the same. To be effective, Buyer's notice of a defect under this Section 10.1 (a "Representation Defect Notice") must include (i)
                ------------
     if applicable, the Property affected by such Representation Defect, (ii) a brief description of the matter allegedly constituting the Representation Defect, (iii) the reports of experts, all other documentation (if any) on which Buyer's assertion of such a defect is based, (iv) such supporting documents as are reasonably necessary for Seller to verify the existence of any such defect, (v) any requirements asserted by Buyer as being required to cure such Representation Defect, (vi) Buyer's estimate of the sum that would be required to correct such Representation Defect (the "Representation Defect Amount"), and (vii) a description of the manner by which such Representation Defect Amount was determined, together with sufficient supporting detail to enable Seller to determine whether such Representation Defect Amount is an appropriate valuation. Such Representation Defects of which Buyer provides a valid Representation Defect Notice prior to the Defect Date are "Asserted Defects." All matters that might constitute Environmental Defects which are not Asserted Defects will be deemed waived for all purposes related to this Agreement.

          (b) Seller will have 10 days from and after the receipt of the Representation Defect Notice to review and evaluate the Representation Defect Notice and to determine whether it concurs with Buyer's assessment of the Representation Defect and the Representation Defect Amount. Buyer will have three days thereafter to review Seller's response to its Representation Defect Notice. If Buyer notifies Seller of Asserted Defects on or before the Defect Date, Seller may, for a period of 20 days after the receipt of such notice, attempt to cure the Asserted Defects. Buyer and Seller will exercise Commercially Reasonable Efforts to resolve any disputes that may pertain to the existence of a Representation Defect or the Representation Defect Amount.

     10.2 Certain Adjustments to Purchase Price.

          (a) If Asserted Defects are presented to the Seller Parties, and Seller is unable (or unwilling) to cure such Asserted Defects in accordance with Section 10.1(b) and without any cost or Encumbrance to the Company,
          ---------------
     then, subject to Section 10.2(b) and 10.2(c), the Purchase Price will be
                      ---------------     -------
     reduced by an amount equal to the "Adjustment Amount." The Adjustment Amount will be calculated in accordance with the following provisions:

               (i) If the Asserted Defect results from a charge that is undisputed and liquidated in amount, then the Adjustment Amount will be the amount necessary to be paid to cure the Asserted Defect.

               (ii) If the Asserted Defect represents a liability, Encumbrance, burden, discrepancy or charge of a type not described in Section 10.2(a)(i), the Adjustment Amount will be determined by taking into account (A) if applicable, the portion of the Property affected by the Asserted Defect, (B) the legal effect of the Asserted Defect, (C) the potential economic effect of the Asserted Defect, and (D) such other factors as are necessary to make a proper evaluation of the Asserted Defect's value.

          (b)  If after giving effect to the factors set forth above in this
     Section 10.2, the Parties are still unable to reach agreement upon an
     ------------
     appropriate Adjustment Amount, Seller may elect prior to the Closing to either (i) continue to attempt to cure the Asserted Defect until the Closing in accordance with Section 10.1, (ii) elect to cease efforts to
                                ------------
     cure the Asserted Defect, and employ for the purpose of the Closing, an amount determined by averaging Seller's and Buyer's estimates of the proposed adjustments relating to such Asserted Defect, (iii) indemnify Buyer with respect to the Asserted Defect, or (iv) refer the matter for resolution by arbitration in the manner set forth in Section 10.3.
                                                          ------------

          (c) If the Purchase Price reduction (taking into account any adjustments under Section 10.2) that would result from the procedure above
                       ------------
     does not exceed 10% of the Purchase Price set forth in Section 2.2(a), then
                                                            --------------
     the Purchase Price will not be adjusted and the Closing will occur in accordance with Section 2.3.
                     -----------

     10.3  Arbitration.

     If despite their good faith efforts to do so, Buyer and Seller are unable to reach agreement regarding (a) the existence of an Asserted Defect, (b) the value of an Asserted Defect (and the corresponding adjustment to the Purchase Price), or (c) the Adjustment Amount, either Buyer or Seller may elect to refer the matter to arbitration in accordance with the following provisions:

          (a) The arbitration will be held before a panel of one arbitrator who will have a minimum of 15 years experience in the international oil and gas industry, such that he or she is considered an expert on oil and gas environmental matters.

          (b) Notice of Buyer's or Seller's election to submit the matter for arbitration shall be given to each other Party within three business days after such referral is made.

          (c) Upon delivery of such notice by either Buyer or Seller, each Party, as applicable, will have ten days to provide the arbitrator (and each other Party) with a statement of its position (with supporting documentation) regarding the matter or matters in dispute together with its best and final offer for settlement of the dispute. The failure to provide a statement of position within this period will constitute a waiver of such Party's right to have the arbitrator consider such materials.

          (d) The arbitrator will consider the statements of position the Parties submit and will, within ten business days after receipt of such materials, issue his or her decision adopting the best and final offer for settlement of the dispute either by Buyer or Seller.

          (e)  If necessary to accommodate resolution of any dispute under this
     Section 10.3, the Closing Date will be extended for ten days after issuance
     ------------
     of the decision by the arbitrator. All determinations made by the arbitrator will be final, conclusive and binding on the Parties.

          (f) Buyer and Seller will equally bear the costs and fees of the arbitration. The Parties agree that a court reporter will record the arbitration proceedings and that the reporter's record will be the agreed to transcript of the proceedings. Buyer and Seller will share the expenses of this recorder equally.

          (g) The arbitrator will specify the basis for his or her decision. The arbitrator's decision will be considered as a final and binding resolution of the disagreement, will not be subject to appeal and may be entered as an Order in any court of competent jurisdiction in London, England. Each Party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such Order. No Party will sue the other except for enforcement of the arbitrator's decision if each other Party is not performing in accordance with the arbitrator's decision.

          (h) Any arbitration proceeding hereunder will be conducted on a confidential basis.


                                  ARTICLE 11.
                                 MISCELLANEOUS

     11.1  Schedules.

     The disclosures made on any Schedule with respect to any representation, warranty or covenant shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the Schedule. The inclusion of any matter on any Schedule will not be deemed an admission by any Party that such listed matter is material or that such listed matter has or would have a Material Adverse Effect on any Person(s), or used in determining any standard with respect to such concepts.

     11.2  Entire Agreement.

     This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, except the confidentiality agreement, by and between [______________] and [______________], and dated as of [_________] [__], [____]. Except as expressly contemplated by Article 9, there are no third party beneficiaries having rights
                ---------
under or with respect to this Agreement.

     11.3  Successors.

     All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

     11.4  Assignments.

     No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder).

     11.5  Notices.

     All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               If to Buyer and after the Closing to the Company:

               Attn:  [______________________]
                      [______________________]
                      [______________________]
               Tel:   [(____)_________-______]
               Fax:   [(____)_________-______]

               Copy to (which will not constitute notice):

               Attn:  [______________________]
                      [______________________]
                      [______________________]
               Tel:   [(____)_________-______]
               Fax:   [(____)_________-______]

               If to Seller and before the Closing to the Company:

               Attn:  Richard Edmonson
                      2500 CityWest Blvd., Suite 1400
                      Houston, Texas 77042
               Tel:   (713) 243-3100
               Fax:   (713) 243-3359

               Copy to (which will not constitute notice):

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               Attn: Julien R. Smythe
                     1900 Pennzoil Place - South Tower
                     711 Louisiana Street
                     Houston, TX  77002
               Tel:  (713) 220-5800
               Fax:  (713) 236-0822

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.6  Binding Arbitration.

          (a) All disputes, claims, questions or disagreements arising under this Agreement ("Disputes") will be resolved as follows: first, senior management of Buyer and Seller will meet and attempt in good faith to resolve such Dispute. If the Dispute cannot be resolved by agreement of the Parties within 60 days of the first meeting of the senior management of Buyer and Seller relating to such Dispute, the Dispute shall be settled by arbitration under UNCITRAL in accordance with the rules thereof; provided that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes; and provided further and subject to Section 9.4
                                                                 -----------
     that resolution of Disputes with respect to claims by third Persons will be deferred until any judicial proceedings with respect thereto are concluded.

          (b) The arbitration will be held before a panel of three arbitrators consisting of one arbitrator selected by Buyer, the other selected by Seller, and the third then selected by those two arbitrators or, if the two arbitrators cannot agree on an arbitrator, the President (or equivalent) of UNCITRAL shall appoint one; provided that if the amount that is the subject of the Dispute is less than $300,000, the panel of arbitrators will consist of one arbitrator to be agreed to by Buyer and Seller, or if Buyer and Seller cannot agree on an arbitrator, then to be appointed by the President (or equivalent) of UNCITRAL. All arbitrator(s) will be knowledgeable regarding international transactions similar to the Transactions in the oil and gas exploration and development industry.

          (c) Buyer and Seller will equally bear the costs and fees of the arbitration. The Parties agree that a court reporter will record the arbitration proceedings and that the reporter's record will be the agreed transcript of the proceedings. Buyer and Seller will share the expenses of this reporter equally.

          (d) The arbitrators will specify the basis for their decision, the basis for the Damages award and a breakdown of the Damages awarded, and the basis of any other remedy. The arbitrators' decision will be considered as a final and binding resolution of the disagreement, will not be subject to appeal and may be entered as an Order in any court of competent jurisdiction in the United States or Indonesia; provided that this Agreement confers no power or authority upon the arbitrators to render any decision that is based on clearly erroneously findings of fact, that manifestly disregards the law, or exceeds of the powers of the arbitrator, and no such decision will be eligible for confirmation. Each Party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such Order. No Party will sue any other Party except for enforcement of the arbitrator's decision if such other Party is not performing in accordance with the arbitrator's decision. The provisions of this Agreement will be binding on the arbitrators.

          (e) Any arbitration proceeding will be conducted on a confidential basis.

          (f) The arbitrators' discretion to fashion remedies hereunder will be no broader or narrower than the legal and equitable remedies available to a court, unless the Parties expressly state elsewhere in this Agreement that Parties will be subject to broader or narrower legal and equitable remedies than would be available under the law governing this Agreement.

          (g) The arbitration proceedings shall take place in London, England or such other jurisdiction as the Parties may agree.

          (h)  The language of the arbitration proceedings shall be English.

     11.7 Time.

     Time is of the essence in the performance of this Agreement.

     11.8 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     11.9 Headings.

     The Article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     11.10 Governing Law.

     This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of England, without giving effect to any choice of law principles.

     11.11 Amendments and Waivers.

     No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

     11.12 Severability.

     The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

     11.13 Expenses.

     Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Seller agrees that Company has not borne or will not bear any costs and expenses (including any legal fees and expenses of either Seller Party) in connection with this Agreement or any of the Transactions.

     11.14 Construction.

     The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended to the date of this Agreement and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

     11.15 Incorporation of Exhibits and Schedules.

     The Exhibits, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.16 Remedies.

     Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

     11.17 Electronic Signatures.

           (a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic
                                       --  ---
     Transactions Act, or any other law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

          (b) Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature, provided a copy bearing an original signature on paper is subsequently physically delivered. "Originally signed" or "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

             [Remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.


                              PT MEDCO ENERGI INTERNASIONAL TBK.

                              By:       /s/ Hilmi Panigoro
                                        ------------------
                              Name: Hilmi Panigoro
                              Title:  Chief Executive Officer


                              EEX INTERNATIONAL, INC.

                              By:       /s/ Richard S. Langdon
                                        ----------------------
                              Name: Richard S. Langdon
                              Title:  Exeutive Vice President


                              ENSERCH FAR EAST LTD.

                              By:       /s/ Richard S. Langdon
                                        ----------------------
                              Name: Richard S. Langdon
                              Title:  Director